EXHIBIT 16.1

[DELOITTE & TOUCHE LETTERHEAD]

July 7, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Lakes Entertainment, Inc.’s Form 8-K dated June 30, 2005, and have the following comments:

1. We agree with the statements made in paragraphs 1, 2, 3, 5, 6 and 7.

2. We have no basis on which to agree or disagree with the statements made in paragraph 4.

Yours truly,

/s/ Deloitte & Touche LLP